Exhibit 3.1

SECOND AMENDMENT TO AMENDED AND RESTATED
PRINCIPAL UNDERWRITER’S AGREEMENT
(SEPARATE ACCOUNT C)

THIS SECOND AMENDMENT TO AMENDED AND RESTATED PRINCIPAL UNDERWITER’S AGREEMENT (this “Amendment”) is entered into by and between AMERICAN FIDELITY SECURITIES, INC. (“AFS”), and AMERICAN FIDELITY ASSURANCE COMPANY, on behalf of American Fidelity Separate Account B (“AFA”), to amend that certain Amended and Restated Principal Underwriter’s Agreement dated June 10, 2006, as amended June 10, 2009, between AFS and AFA (the “Agreement”).  Capitalized terms not defined herein shall have the meanings assigned to such terms in the Agreement.  In the event of any inconsistency between the Agreement and this Amendment, the language of this Amendment shall control.

1. Paragraph 8 of the Agreement is hereby amended to provide that the Agreement shall continue and remain in force and effect until the earlier to occur of (i) June 10, 2015, or (ii) written termination by either party upon no less than sixty (60) days prior written notice to the other party.

2. Effective as of the date set forth below, this Amendment replaces in its entirety the First Amendment to Amended and Restated Principal Underwriter’s Agreement dated June 10, 2009.

3. As amended herein, the Agreement shall remain and continue in full force and effect.

Dated April 20, 2012.

AMERICAN FIDELITY SECURITIES, INC.

By: __/S/ Nancy K. Steeber______________
Nancy K. Steeber, President

AMERICAN FIDELITY ASSURANCE COMPANY

By: __/S/ Robert D. Brearton_____________
Robert D. Brearton, Executive Vice President